Tel: 310-557-0300 Fax: 310-557-1777 www.bdo.com	1888 Century Park East, 4th Floor Los Angeles, CA 90067

April 21, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 15, 2011, to be filed by our former client, Image Metrics, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO USA, LLP